CONSULTING AGREEMENT

THIS AGREEMENT, is made and entered into of the 5th day of July 2011 (the “Effective Date”), by and between Highland Global Partners, Inc., a New York corporation with its principal place of business at 25 Highland Boulevard, Dix Hills, New York 11746 (hereinafter referred to as “Consultant”), and ContinuityX, a Delaware corporation with its principal place of business located at 610 State Route 116, Suite C, Metamora, IL, 61548 (hereinafter referred to as “Corporation”, or “ContinuityX”).

WITNESSETH:

WHEREAS, the Corporation has requested that the Consultant provide services to the Corporation;

WHEREAS, the Consultant has agreed to provide services to the Corporation;

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1.            CONSULTING ARRANGEMENT, the Corporation hereby contracts for the services of Consultant and Consultant agrees to perform such duties and responsibilities and to render advice and consulting as may be requested by the Corporation from time to time during the term of this consulting arrangement in connection with the Corporation’s business (“Consulting Arrangement”). Said consulting services shall include the Consultant introducing the Corporation to a Securities and Exchange Commission public reporting company (“Pubco”) for the purpose of a reverse acquisition of the Corporation by Pubco. The Corporation has allocated fifteen million (15,000,000) shares of the Corporation’s common stock, for such reverse acquisition into Pubco and for the Corporation’s contemplated $2-$3 million funding. The Consultant has agreed to use its best efforts to introduce the Corporation to potential investors and lending institutions for the purpose of obtaining capital to finance the business efforts of the Corporation. It is understood that there will be no fee for such introductions. In addition the Consultant agrees to assist the Corporation with the commercialization of its product(s).

2.            RELATIONSHIP BETWEEN PARTIES. During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor. Consultant shall not be considered as having an employee status vis-a-vis the Corporation, or by virtue of the Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Corporation. The Corporation shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant will be responsible for the payment of any such taxes and hereby agrees to indemnify the Corporation against nonpayment thereof.

3.            COMPENSATION FOR THE CONSULTING ARRANGEMENT. As consideration for the services to be rendered by Consultant under this Consulting Arrangement and as compensation for the income it could have otherwise earned if it had not agreed to keep itself available to the Corporation hereunder, the Corporation will issue to the Consultant twenty-five million (25,000,000) shares of its common stock. The Corporation will have the option to cancel this Agreement as of December 31, 2011. In the event that the Corporation elects to cancel this Agreement as of December 31, 2011, the Consultant will be obligated to return seven million (7,000,000) shares of common stock of the twenty-five million (25,000,000) shares of common stock, that is to be issued to the Consultant under this Agreement, to the Corporation’s Treasury. Prior to this Agreement, there were forty-eight million (48,000,000) shares (post-split) of Corporation’s common stock outstanding (including eight million (8,000,000) shares to be allocated to three individuals who will serve as Directors of the Corporation). The Corporation does not have any (i) subscriptions, options, warrants, rights or other agreements outstanding to acquire from the Corporation shares of stock of the Corporation or any other equity security or security convertible into an equity security of the Corporation, or (ii) agreements or commitments to increase, decrease or otherwise after the authorized capital stock of the Corporation aside from the following performance bonus shares to be awarded to the Corporation’s Management upon the achievement of the following milestones:

	Revenues	Common Stock Award

2012	$9,000,000	3,000,000

2013	$15,000,000	3,000,000

2014	$19,000,000	3,000,000

2015	$23,000,000	3,000,000

The total number of shares that the Corporation shall have the authority to issue is two hundred fifty million (250,000,000) shares of common stock, having a par value of $0.00001 per share.

4.             TERM OF CONSULTING ARRANGEMENT. This Consulting Arrangement shall continue for a period of twelve (12) months from the date of this Agreement (the “Consulting Period”).

5.            CONFIDENTIALITY COVENANTS.

5.1           Agreements of the Consultant. In consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation under this Agreement, the Consultant covenants as follows:

Confidentiality.

(i)
During and following the Consulting Period, the Consultant will hold in confidence all Confidential Information and will not disclose Confidential Information to any person except with the specific prior written consent of the Corporation or except as otherwise expressly permitted by the terms of this Agreement.

(ii)
None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

(iii)
The Consultant will not remove from the Corporation’s premises (except to the extent such removal is for purposes of the performance of the Consultant’s duties) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Consultant recognizes that, as between the Corporation and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Corporation. Upon termination of this Agreement by either party, or upon the request of the Corporation during the Consulting Period, the Consultant will return to the Corporation all of the Proprietary Items in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies, sketches, or other physical embodiment of any of the Proprietary Items.

5.2          Disputes or Controversies. The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Corporation, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

5.3          Definitions.

For the purposes of this Section 5, “Confidential Information” shall mean any and all:

(i)            trade secrecy concerning the business and affairs of the Corporation, product specifications, data, knowhow designs, sketches, photographs, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans;

(ii)           information concerning the business and affairs of the Corporation (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnnel training and techniques and materials, however documented; and

(iii)           notes, analysis, compilations, studies, summaries, and other material prepared by or for the Corporation containing or based, in whole or in part, on any information included in the foregoing,

6.            NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when mailed by certified mail, return receipt requested or sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth:

(a)           if to the Corporation, to it at:

ContinuityX

5385 Hollister Avenue, Box 209, Santa Barbara, CA 93111

(b)           if to Consultant, to it at:

Highland Global Partners, Inc.
25 Highland Bouleyard
Dix Hills, New York 11746

7.            BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

8.            ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by both of the parties hereto,

9.            INDEMNIFICATION. Consultant and Corporation hereby agree to hold harmless and indemnify each other from and against any and all loss, damage, expense, and cost (including reasonable attorneys’ fees incurred in connection with the same) resulting to either of them from any material loss, liability, cost, damage, or expense which the other party may suffer, sustain or incur arising out of or due to a breach by the other of the representations, warranties and covenants set forth in any documents delivered pursuant to this Agreement or of a breach by the other of any of their respective obligations pursuant to this Agreement or in any documents delivered pursuant to this Agreement.

10.          SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

11.          SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

12.          CHOICE OF LAW. This Agreement shall be interpreted and performed in accordance with the laws of the State of New York, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement, The parties specifically designate the Courts in the County of New York and State of New York as properly having exclusive venue tor any action or proceeding with respect to this Agreement.

IN WITNESS WHEREOF, Consultant has hereunto put its hand, and the Corporation has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

CONSULTANT:		CORPORATION:

HIGHLAND GLOBAL PARTNERS, INC.		CONTINUITYX

By:	/s/ Robert M. Rubin	By:	/s/ Anthony C. Roth

		By:	/s/ David Godwin